Exhibit 99.1

CONTINGENT VALUE RIGHTS AGREEMENT

By and between

AVENTIS INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

as Rights Agent

Dated as of July 15, 2025

i

Annex A - Form of Assignment and Assumption Agreement

ii

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of July 15, 2025 (this “Agreement”), by and between Aventis Inc., a Pennsylvania corporation (“Parent”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”), is made in favor of each person who from time to time holds one or more contingent value rights to receive up to two (2) contingent cash payments (each such contingent value right, a “CVR”), subject to the terms and conditions set forth herein.

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated June 2, 2025 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Merger Agreement”), by and among Blueprint Medicines Corporation, a Delaware corporation (the “Company”), SANOFI, a French société anonyme (“Ultimate Parent”), Parent and Rothko Merger Sub, Inc., a Delaware corporation wholly owned by Parent (“Merger Sub”), pursuant to which (i) Merger Sub has made a tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Common Shares”) and (ii) following consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”) in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Offer and the Merger, the holders of Common Shares and holders of Company Equity Awards will become entitled to receive the Milestone Payments contingent upon the achievement of the applicable Milestones during each Milestone Period, subject to the terms and conditions of this Agreement; and

WHEREAS, pursuant to this Agreement, the maximum amount payable per CVR is $6.00 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, the Holders of at least 35% of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, with respect to any Person, any other Person that, now or in the future, directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified, but only for so long as such Control exists. For the purposes of this definition, “Controls,” “Controlled” and “Control” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

“Assignment Transaction” means any transaction (including a sale of assets, spinoff, split-off or licensing transaction), other than a Change in Control, pursuant to which rights in and to the Product are sold, licensed, assigned or transferred to or acquired by any Person other than Ultimate Parent or any of Ultimate Parent’s Subsidiaries or controlled Affiliates. For purposes of clarification, an “Assignment Transaction” shall not apply to sales of the Product made by Ultimate Parent or its Subsidiaries or controlled Affiliates or ordinary course licensing arrangements between Ultimate Parent and its Subsidiaries or controlled Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers, on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing or selling the Product.

“Business Day” means a day except a Saturday, a Sunday or any other day on which commercial banks in New York, New York USA or in Paris, France are authorized or required by Law to be closed.

“Change in Control” means (i) a merger or consolidation in which Parent is a constituent party and is not the surviving entity, other than any merger or consolidation between or among Parent and any of Ultimate Parent’s wholly-owned Subsidiaries pursuant to which the surviving entity assumes all the obligations of Parent under this Agreement (an “Internal Transaction”), (ii) any merger or consolidation in which Parent is the surviving entity but in which the stockholders of Parent immediately prior to such transaction own less than fifty percent (50%) of the voting power of Parent immediately after such transaction, other than an Internal Transaction, or (iii) any other transaction pursuant to which rights in and to the Product are transferred or acquired by any Person, by operation of law, other than by Ultimate Parent or any of Ultimate Parent’s Subsidiaries or controlled Affiliates.

“Company Equity Award” means, collectively, all Company Stock Options, Company RSUs and Company PSUs outstanding under any Company Equity Plan as of immediately prior to the Effective Time.

“Company Equity Plan” means, collectively, (i) the Company’s 2015 Stock Option and Incentive Plan, (ii) the Company’s 2020 Inducement Plan, and (iii) the Company’s 2024 Stock Incentive Plan, each as amended.

“Diligent Efforts” means, with respect to the Product and Parent’s obligations hereunder, the efforts of a Person to carry out its obligations or tasks in a diligent and sustained manner without undue pause, interruption or delay, which level of efforts is consistent with the level of efforts devoted by Parent and its Affiliates to the development and seeking of regulatory approval (including Regulatory Approval) of its other pharmaceutical compounds, products or therapies owned by Parent and its Affiliates, or to which Parent and its Affiliates have exclusive rights, which are of similar commercial and market potential as the Product, and at a similar stage in their development or product life as the Product, taking into account all relevant factors, including issues of safety, tolerability and efficacy, benefit/risk product profile, difficulty in developing or manufacturing the Product, market exclusivity, the competitiveness of alternate products in the marketplace or under development, the availability of existing forms or dosages of the Product or other indication(s), the launch or sales of a generic or compounding pharmacy product, the patent or other proprietary position of the Product, other issues of market exclusivity and the regulatory environment and the profitability of the Product (including pricing and reimbursement status achieved), Ultimate Parent’s portfolio at the time of consideration and other technical, commercial, legal, scientific and/or medical factors for the Product. For the avoidance of doubt, the “Diligent Efforts” definition is subject to Section 4.5 and shall not be deemed to require Parent to take steps to pursue the Product for more than two (2) indications in parallel.

“Equity Award Holder” means a Holder of a CVR that was granted, in accordance with the terms of the Merger Agreement, with respect to a Company Equity Award.

“FDA” means the U.S. Food and Drug Administration.

“Governmental Authority” means any court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to or on behalf of, government.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Law” means any applicable domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, order, writ, judgment, decree, license, permit or any other enforceable requirement of any Governmental Authority.

“Milestone” means each of Milestone One and Milestone Two, as the context requires. For clarity, the plural form “Milestones” shall mean both Milestone One and Milestone Two collectively.

“Milestone Achievement Notice” means each of the Milestone One Achievement Notice or the Milestone Two Achievement Notice, as the context requires.

“Milestone Payment” means each of the Milestone One Payment or Milestone Two Payment, as the context requires. For clarity, the plural form “Milestone Payments” shall mean both the Milestone One Payment and the Milestone Two Payment collectively.

“Milestone Payment Amount” means, for a given Holder, with respect to the achievement of the applicable Milestone, a one-time payment equal to the product of (a) the applicable Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Achievement Notice.

“Milestone Payment Date” means each of the Milestone One Payment Date or Milestone Two Payment Date, as the context requires. For clarity, the plural form “Milestone Payment Dates” shall mean both the Milestone One Payment Date and the Milestone Two Payment Date, collectively.

“Milestone One” means the dosing of the fifth patient in the first Phase 2b Study or the first Phase 3 Study (whichever occurs first) for the Product in any indication.

“Milestone One Payment” means an amount per CVR equal to $2.00, which shall become payable upon the achievement of Milestone One.

“Milestone One Payment Date” means the date that is selected by Parent not more than ten (10) Business Days following the end of the quarter in which the applicable Milestone Payment Amounts can be determined following the occurrence of Milestone One.

“Milestone One Period” means the period commencing as of the Effective Time and ending on December 31, 2028.

“Milestone Period” means each of the Milestone One Period or the Milestone Two Period, as the context requires.

“Milestone Two” means receipt from the FDA by Parent or its Affiliates (including the Surviving Corporation) or their (sub)licensees of Regulatory Approval for the Product.

“Milestone Two Payment” means an amount per CVR equal to $4.00, which shall become payable upon the achievement of Milestone Two.

“Milestone Two Payment Date” means the date that is selected by Parent not more than ten (10) Business Days following the end of the quarter in which the applicable Milestone Payment Amounts can be determined following the occurrence of Milestone Two.

“Milestone Two Period” means the period commencing as of the Effective Time and ending on June 30, 2032.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer (and not in any individual capacity), and delivered to the Rights Agent or any other Person authorized to act on behalf of Parent.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent or its Subsidiaries and who shall be reasonably acceptable to the Rights Agent.

“Party” shall mean the Rights Agent and Parent.

“Permitted Transfer” means a transfer of a CVR: (i) upon the death of a Holder by will or intestacy, (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) pursuant to a court order, (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by DTC, or (vi) as permitted by Section 2.7.

“Phase 2b Study” means a human clinical trial of the Product that is: (i) generally consistent with 21 C.F.R. § 312.21(b) (or its successor regulation or the non-U.S. equivalent thereof), and (ii) prospectively designed to generate sufficient data for the feasibility, safety, dose ranging and efficacy of the Product to either (a) enable or commence a Phase 3 Study, or (b) enable or commence a Registrational Study for submission of an application for Regulatory Approval for the Product (e.g., a phase 2a/2b study). For clarity, a Phase 2b Study includes (A) the second portion of a human clinical trial of the Product that is designed to satisfy the requirements of 21 C.F.R. 312.21(b) (or its successor regulation or the non-U.S. equivalent thereof), or (B) the first portion of a human clinical trial of the Product that is designed to satisfy the requirements of 21 C.F.R. 312.21(b) (or its successor regulation or the non-U.S. equivalent thereof), that in each case of (A) and (B) is expected to be subsequently progressed to (1) satisfy the requirements of 21 C.F.R. 312.21(c) (or its successor regulation or the non-U.S. equivalent thereof) (e.g., a phase 2/3 study or phase 2b/3 study) or (2) enable or commence a Registrational Study for submission of an application for Regulatory Approval for the Product.

“Phase 3 Study” means a human clinical trial of the Product that is generally consistent with 21 C.F.R. § 312.21(c) (or its successor regulation or the non-U.S. equivalent thereof).

“Product” means the Company’s potent and selective wild-type KIT inhibitor, a development candidate which as of the Effective Time is referred to as BLU-808 and is being developed for the treatment of mast cell disorders, including allergic asthma, allergic rhinoconjunctivitis, mast cell activation syndrome and chronic inducible and spontaneous urticaria.

“Registrational Study” means a human clinical trial of the Product that is intended to establish that a product is safe and efficacious for its intended use in the target population, and to determine warnings, precautions, and adverse reactions that may be associated with such pharmaceutical product in the dosage range to be prescribed, which clinical trial is a registration trial intended to enable submission of an application for Regulatory Approval for the Product and is generally consistent with 21 C.F.R. § 312.21(c) or 21 C.F.R. Part 314 Subpart H (or their successor regulations or the non-U.S. equivalents thereof).

“Regulatory Approval” means approval by the FDA of a New Drug Application (as more fully described in 21 CFR § 314.50 of the FD&C Act and any applicable regulations promulgated thereunder by the FDA), that is necessary for the commercial marketing and sale of the Product in the United States of America (the “U.S.”) for any indication, including any accelerated approval.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Significant Pharmaceutical Company” means a company: (i) which, together with its Affiliates, has substantial capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products for human use, (ii) which, together with its Affiliates, has development, regulatory and scientific infrastructure relevant to the Product that is at least reasonably comparable to that of Parent and its Affiliates, and (iii) that, in its most recent fiscal year completed prior to the close of the transaction pursuant to which such company obtained global rights to the Product, was one of the top thirty (30) pharmaceutical companies, as determined based on worldwide annual revenue.

“Specified Holders” means, at the time of determination, the Holders of outstanding CVRs as set forth in the CVR Register who were members of the Company Board immediately prior to the Effective Time or such other Person (if any) that is subsequently approved by the Acting Holders, whether evidenced in writing or pursuant to a vote taken at a meeting of at least 35% of the outstanding CVRs as set forth in the CVR Register.

“Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. taxes, governmental fees, levies, duties, tariffs, imposts, and other similar charges and assessments, in each case, in the nature of a tax, including any income, alternative or add-on minimum, gross income, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar, including FICA), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), or other tax, governmental fee or other like assessment or charge, including any interest, penalty, or addition thereto.

Section 1.2 Additional Definitions. For purposes of this Agreement, each of the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
$	1.3(c)
Agreement	Preamble
Assignee	6.10
Assignment Transaction Acquiror	4.3(a)
Common Shares	Recitals
Capitalization Schedule	2.3(b)
Company	Recitals
CVR	Preamble
CVR Register	2.3(b)
Delaware Law	6.4(a)
Dollars	1.3(c)
DTC	2.3(b)
Funds	3.3
IRS	2.4(e)
Losses	3.2(h)

Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Milestone One Achievement Notice	2.4(a)
Milestone Payment	Recitals
Milestone Two Achievement Notice	2.4(b)
Offer	Recitals
Parent	Preamble
Rights Agent	Preamble
Surviving Corporation	Recitals
Ultimate Parent	Recitals

Section 1.3 Other Definitional Provisions. Unless the context expressly otherwise requires:

(a) the words “hereof,” “hereto,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. Dollars;

(d) references herein to a specific Article, Section, or Annex shall refer, respectively, to Articles and Sections of, and Annexes to, this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) the term “or” will not be deemed to be exclusive;

(g) references herein to any gender include the other gender; and

(h) any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Acceptance Time and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement. The CVRs represent the contractual rights of the Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders shall be the (i) holders of Common Shares accepted for purchase in the Offer pursuant to Article I of the Merger Agreement, (ii) holders of Common Shares converted into the right to receive the Merger Consideration pursuant to

Article III of the Merger Agreement and (iii) Equity Award Holders whose Company Equity Awards are converted into the right to receive the Merger Consideration pursuant to Article III of the Merger Agreement. A list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of the CVRs, in whole or in part, that is not a Permitted Transfer, will be null and void ab initio and of no effect. The CVRs will not be listed on any day quotation system or traded on any day securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVRs shall initially, (x) in the case of the Holders (other than Equity Award Holders) be registered in the names and addresses of the respective holders as set forth in the form Parent furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of Common Shares converted into the right to receive the Offer Consideration or the Merger Consideration (as applicable) that were held by such Holder as of immediately prior to the Acceptance Time or the Effective Time (as applicable), and (y) in the case of the Equity Award Holders, be registered in the name and address of such Equity Award Holder, as applicable, and in a denomination equal to the number of Common Shares subject to the Company Equity Awards, as applicable, held by such Equity Award Holder immediately prior to the Effective Time, in each case as set forth in a schedule delivered by the Company to Parent (the “Capitalization Schedule”). The Rights Agent will have no responsibility whatsoever directly to the street name holders or Depository Trust Company (“DTC”) participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Common Shares sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of an Equity Award Holder, the CVRs held by such Equity Award Holder in respect of their Company Equity Awards shall be registered and tracked separately from those CVRs held by such Equity Award Holder in respect of Common Shares held by such Holder immediately prior to the Effective Time. The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request to transfer a CVR must be made in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, which may include a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the

Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), notify Parent that it has received such written notice and register the transfer of such CVR in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If Milestone One is achieved at any time prior to the expiration of the Milestone One Period, then, at least ten (10) Business Days prior to the Milestone One Payment Date, Parent will deliver or cause to be delivered to the Rights Agent a written notice (the “Milestone One Achievement Notice”) certifying the date of the satisfaction of Milestone One and that each Holder is entitled to receive the applicable Milestone Payment Amount applicable to such Holder as a one-time cash payment. Following the delivery of the Milestone One Achievement Notice, Parent will deliver or cause to be delivered to the Rights Agent: (i) instructions to solicit Tax forms or other information required to properly make Tax deductions or withholdings in accordance with Section 2.4(e), (ii) any letter of instruction reasonably required by the Rights Agent and requested by the Rights Agent at least five (5) Business Days prior to the Milestone One Payment Date, and (iii) at least one (1) Business Day prior to the Milestone One Payment Date, cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, in an amount equal to the aggregate applicable Milestone Payment Amounts due to all Holders pursuant to Section 4.2 other than Equity Award Holders (with respect to which any such amounts payable to Equity Award Holders shall be retained by Parent for payment pursuant to Section 2.4(d)). For the avoidance of doubt, (A) the Milestone One Payment shall only be paid once, if at all, subject to the achievement of Milestone One in accordance with this Agreement and (B) the Milestone One Payment shall not become payable unless Milestone One has been achieved prior to the expiration of the Milestone One Period.

(b) If Milestone Two is achieved at any time prior to the expiration of the Milestone Two Period, then, at least ten (10) Business Days prior to the Milestone Two Payment Date, Parent will deliver or cause to be delivered to the Rights Agent a written notice (the “Milestone Two Achievement Notice”) certifying the date of the satisfaction of Milestone Two and that each Holder is entitled to receive the applicable Milestone Payment Amount applicable to such Holder as a one-time cash payment. Following the delivery of the Milestone Two Achievement Notice, Parent will deliver or cause to be delivered to the Rights Agent: (i) instructions to solicit Tax forms or other information required to properly make Tax deductions or withholdings in accordance with Section 2.4(e), (ii) any letter of instruction reasonably required by the Rights Agent and requested by the Rights Agent at least five (5) Business Days prior to the Milestone Two Payment Date, and (iii) at least one (1) Business Day prior to the Milestone Two Payment Date, cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, in an amount equal to the aggregate applicable Milestone Payment Amounts due to all Holders pursuant to Section 4.2 other than Equity Award Holders (with respect to which any such amounts payable to Equity Award Holders shall be retained by Parent for payment pursuant to Section 2.4(d)). For the avoidance of doubt, (A) the Milestone Two Payment shall only be paid once, if at all, subject to the achievement of Milestone Two in accordance with this Agreement and (B) the Milestone Two Payment shall not become payable unless Milestone Two has been achieved prior to the expiration of the Milestone Two Period.

(c) The Rights Agent will promptly, and in any event within five (5) Business Days of receipt of the applicable Milestone Achievement Notice and any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the applicable Milestone Achievement Notice and pay the applicable Milestone Payment Amount, subject to any amounts deducted or withheld pursuant to Section 2.4(e), to each Holder that is not an Equity Award Holder (i) by check mailed to the address of such Holder as reflected in the CVR Register as of the close of business on the date of the applicable Milestone Achievement Notice or (ii) with respect to any such Holder that is due an aggregate amount in excess of $100,000 and has provided the Rights Agent with wiring instructions, by wire transfer of immediately available funds to the account designated in such instruction; provided, that any such wire instructions shall include an acknowledgment by the Holder that a wire fee of $50 will be subtracted from the amount paid to such Holder.

(d)

(i) Except as otherwise provided in Section 2.4(d)(ii), with respect to a Milestone Payment Amount that is payable to an Equity Award Holder related to CVRs issued in respect of Company Equity Awards, Parent shall, or shall cause the Surviving Corporation or an Affiliate thereof to, pay, on the Surviving Corporation’s or an Affiliate’s next regularly scheduled payroll date following the applicable Milestone Payment Date (but in no event later than ten (10) Business Days after the applicable Milestone Payment Date), the aggregate applicable Milestone Payment Amount (less applicable withholding Taxes pursuant to Section 2.4(e)) due to each Equity Award Holder (whether or not employed by Parent or any of its Affiliates as of such Milestone Payment Date).

(ii) Notwithstanding any provision of this Agreement to the contrary, if a Milestone Payment Amount is payable to an Equity Award Holder with respect to a corresponding Converted Stock Option, Converted RSU or Converted PSU which remains unvested on an applicable Milestone Payment Date, the applicable Milestone Payment shall not be paid on such Milestone Payment Date, but instead the aggregate applicable Milestone Payment Amount (less applicable withholding Taxes pursuant to Section 2.4(e)) shall be payable on the Surviving Corporation’s or an Affiliate’s next regularly scheduled payroll date following the date on which such Converted Stock Option, Converted RSU or Converted PSU vests in accordance with its terms as provided for in the Merger Agreement (but in no event later than ten (10) Business Days after the applicable vesting date and regardless of whether such Equity Award Holder is employed by Parent or any of its Affiliates as of such time). For the avoidance of doubt, in no event shall a Milestone Payment with respect to a Converted Stock Option, Converted RSU or Converted PSU be made to an Equity Award Holder unless and until the corresponding Converted Stock Option, Converted RSU or Converted PSU has vested in accordance with its terms as provided for in the Merger Agreement.

(iii) If any such payment in accordance with this Section 2.4(d) cannot be made through the applicable payroll system or payroll provider or by the Paying Agent, then the Surviving Corporation will issue a check for such payment to such Equity Award Holder (less applicable withholding Taxes pursuant to Section 2.4(e)), which check will be sent by overnight courier to the most recent address on the Surviving Corporation’s personnel records for such Equity Award Holder as soon as reasonably practicable following the applicable payment date determined in accordance with Section 2.4(d)(i) and Section 2.4(d)(ii).

(iv) For the avoidance of doubt, in the event an Equity Award Holder also received CVRs in respect of Common Shares held immediately prior to the Acceptance Time or Effective Time (as applicable), such CVRs in respect of Common Shares are not subject to the provisions of this Agreement relating to CVRs issued in respect of the Company Equity Awards.

(e) Each of the Rights Agent, Parent, the Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold by any applicable Tax Laws; provided, that with respect to Equity Award Holders, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliates’ payroll system or any successor payroll system. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than an Equity Award Holder, in its capacity as such), the applicable withholding agent shall, to the extent practicable, timely provide notice to the Holder of such potential withholding and, if applicable, a reasonable opportunity for the Holder to provide any necessary tax forms (Internal Revenue Service (“IRS”) Form W-9s or IRS Form W-8s) or other information in order to avoid or reduce such withholding amounts if such forms or information were not solicited pursuant to Section 2.4(a); provided, however, that the time period for payment of a Milestone Payment by the Rights Agent set forth in this Section 2.4 shall be extended by a period equal to any delay caused by the Holder providing such forms. Any amounts deducted or withheld and timely remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall deliver (or shall cause the Rights Agent, Surviving Corporation or its applicable Affiliate to deliver) to the Person with respect to whom such withholding is made an IRS Form 1099 or other reasonably acceptable evidence of such deduction or withholding.

(f) Any portion of the aggregate applicable Milestone Payment Amount that remains undistributed to the Holders on the date that is twelve (12) months after the date of the applicable Milestone Achievement Notice shall be delivered by the Rights Agent to Parent and any Holder shall thereafter look only to Parent for payment of such Holder’s Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Laws.

(g) None of Parent, the Rights Agent or any of their respective Affiliates shall be liable to any Person in respect of the Milestone Payment Amounts delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority, any such Milestone Payment Amount shall, to the extent permitted by applicable Laws, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(h) Except to the extent any portion of a Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Laws, the Parties hereto intend to treat Milestone Payment Amounts made with respect to CVRs issued in exchange for Common Shares pursuant to the Merger Agreement for U.S. federal and applicable state and local income Tax purposes as additional consideration. Parent and the Surviving Corporation shall report imputed interest on the CVRs as required by applicable Laws.

(i) The Parties intend, to the extent consistent with applicable Laws, to treat the payments from the CVRs received with respect to the Company Equity Awards for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the issuance of the CVR to the Equity Award Holder as a payment itself). For the avoidance of doubt, each Milestone Payment Amount payable to an Equity Award Holder is intended to constitute transaction-based compensation for purposes of Treasury Regulation § 1.409A–3(i)(5)(iv) or shall otherwise be paid in compliance with or under an alternative exemption from Section 409A of the Code. Without limiting the foregoing, the parties intend that each CVR issued on an Equity Award Holder is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to receive dividends or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of Parent or any constituent company to the Merger or any of their respective Subsidiaries or Affiliates or any other matter, or any other rights of any kind or nature whatsoever as a stockholder of Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates, either at law or in equity. The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates. The rights of a Holder in respect of the CVRs are limited to those specifically expressed in this Agreement.

Section 2.6 Enforcement of Rights of Holders. Any actions seeking the enforcement of the rights of Holders hereunder may be brought by the Acting Holders.

Section 2.7 Ability to Abandon CVR. A Holder may, at any time and at such Holder’s option, abandon all of such Holder’s remaining rights in such Holder’s CVRs, by transferring such CVRs to Parent or any of its Affiliates without consideration therefor, which a Holder may effect by delivery of a written notice of such abandonment to Parent and the Rights Agent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of “Acting Holders”, Article V and Section 6.3.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith, willful or intentional misconduct or willful breach (each as determined by a final non-appealable judgment of a court of competent jurisdiction). The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action, default or breach by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any Actions or proceedings at law or otherwise or to make any demand upon Parent. All Parties shall be entitled to rely on any action by the Rights Agent as if such action is an action of the Holders, unless the Acting Holders have elected to take such action pursuant to Section 6.7.

Section 3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of willful or intentional misconduct, bad faith or gross negligence on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection for the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVRs;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, suit or expense (including the reasonable expenses and counsel fees and other disbursements) (collectively, “Losses”) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any such Losses, unless such Losses have been determined by a final non-appealable judgment of a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, willful or intentional misconduct or willful breach;

(i) the Rights Agent shall not be liable for special, punitive, indirect, consequential or incidental losses or damages of any kind whatsoever (including, but not limited to, lost profits) arising under any provision of this Agreement, even if the Rights Agent has been advised of the likelihood of such loss or damage, in the absence of gross negligence, bad faith or willful or intentional misconduct on its part (each as determined by a final non-appealable judgment of a court of competent jurisdiction);

(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the Effective Time, and (ii) to reimburse the Rights Agent for (x) all Taxes other than (A) withholding Taxes owed by the Holders and (B) Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes) and (y) governmental charges, reasonable out-of-pocket expenses and other out-of-pocket charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and documented necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l) other than for guarantees of signature as provided in Section 2.3(c), no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from the Milestone Payment Amount in any circumstance except as provided in Section 2.4(e);

(m) anything to the contrary in this Agreement notwithstanding, the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate amount of fees and charges (but not reimbursed expenses) paid or payable hereunder by Parent to the Rights Agent during the twelve (12) month period immediately preceding the event for which recovery from the Rights Agent is being sought;

(n) the Rights Agent may exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents, absent gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(o) subject to applicable Law, nothing herein shall preclude the Rights Agent from acting in any other capacity for Parent or for any other Person; and

(p) The provisions of Section 2.4(g), Section 3.1, and this Section 3.2 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Funds Received. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above A or equivalent by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this Section 3.3, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other Party, other than as part of any repayment to Parent in accordance with Section 2.4(f).

Section 3.4 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent.

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures and/or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent will cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.5 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, duties and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, (i) in such form as Parent receives from the Surviving Corporation’s transfer agent (or other agent performing similar services for the Surviving Corporation), the names and addresses of the Holders (other than Equity Award Holders) and, (ii) with respect to Equity Award Holders, in such form as set forth in the Capitalization Schedule. The Rights Agent (y) shall not share any such information with any Person without Parent’s consent, not to be unreasonably withheld, and (z) shall be subject to any confidentiality obligations therein.

Section 4.2 Payment of Milestone Payment. Parent will duly deposit or cause to be deposited with the Rights Agent, for payment to the Holders, when payable in accordance with the terms of this Agreement, the applicable Milestone Payment Amount to be made to each Holder in accordance with Section 2.4(a) hereof (other than Equity Award Holders, in respect of which the applicable Milestone Payment Amount shall be paid in accordance with Section 2.4(d) hereof). Such amounts shall be considered paid on the applicable Milestone Payment Date if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due. If a Milestone has not been achieved prior to the expiration of the applicable Milestone Period, then neither Parent nor any of its Affiliates will be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement in respect of such Milestone.

Section 4.3 Assignment Transactions; Change in Control.

(a) During the Milestone Period, Parent shall not, and shall cause its Affiliates, including the Surviving Corporation, not to, consummate any Assignment Transaction involving development, regulatory or commercialization rights to the Product in the U.S. or the obligations set forth in Section 4.4 of this Agreement are transferred other than to a controlled Affiliate of Parent, unless (i) the acquiring Person (each such Person, an “Assignment Transaction Acquiror”) is a Significant Pharmaceutical Company, and (ii) Parent has delivered to the Rights Agent an Officer’s Certificate stating that such condition precedent has been complied with in connection with such Assignment Transaction. In the event of the consummation of an Assignment Transaction permitted by this Section 4.3(a) in which the Assignee assumes all of Parent’s obligations hereunder, Parent may elect to be released from any and all obligations hereunder only if the Assignment Transaction Acquiror in connection with such an Assignment Transaction expressly assumes, by an assumption agreement, executed and delivered to the Rights Agent, in form attached as Annex A, the due and punctual payment of the Milestone Payments if and when payable in accordance with the terms of this Agreement, and the performance or observance of every covenant of this Agreement not yet performed or observed on the part of Parent to be performed or observed.

(b) Notwithstanding Section 4.3(a), Parent may, in its sole discretion and without the consent of any other party, consummate any Change in Control; provided, that, solely in the event that the obligations set forth in this Agreement would not continue to be obligations of Parent, or would not have been assumed by operation of law, Parent will reconfirm its obligations, duties and covenants under this Agreement and will cause the Person acquiring Parent to assume Parent’s obligations, duties and covenants under this Agreement. No later than forty-five (45) days following the consummation of any such Change in Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change in Control complies with this Section 4.3(b).

Section 4.4 Books and Records. Parent shall, and shall cause its Subsidiaries to, keep records in sufficient detail to enable the Holders to determine compliance with the terms of this Agreement, including the amounts payable hereunder.

Section 4.5 Diligent Efforts. During each Milestone Period, Parent (and its successors and assigns) shall, and shall cause its (and their) Subsidiaries and Affiliates to, use Diligent Efforts to achieve the applicable Milestone prior to the end of the applicable Milestone Period. Neither Parent nor any of its Affiliates shall take any action, or fail to take any action, whose primary purpose is to avoid the payment of the applicable Milestone Payment. For the avoidance of doubt, Parent has no obligation to achieve any Milestone and the parties acknowledge that the use of Diligent Efforts does not guarantee that Parent will achieve the Milestones at all or by a specific date.

Section 4.6 Records and Written Updates. Parent shall, and shall cause its Affiliates and any licensees or sublicensees of the rights to the Product to, keep true, complete and accurate records in sufficient detail to enable the Specified Holders and their consultants or professional advisors to document the achievement of each Milestone and the payment of the aggregate applicable Milestone Payment Amounts hereunder. Within sixty (60) calendar days after each anniversary of the Closing Date, Parent will provide the Specified Holders with a written update in reasonable detail describing the progress, status and anticipated trajectory of the development of and Regulatory Approval for the Product; provided that, Parent shall not be obligated to provide more than one (1) such update during any calendar year, or any such update after the making of the Milestone Payments. Upon the reasonable request of the Rights Agent or the Specified Holders, Parent will make available by telephone or videoconference the relevant personnel involved in the preparation of such summary for the purpose of responding to the Rights Agent’s or the Specified Holders’ reasonable questions regarding the contents of each such written update by no more than one (1) meeting by telephone or video conference for each such written update. Each such annual report shall be provided to the Specified Holders at their respective addresses as reflected in the CVR Register in accordance with the procedures for giving notices under Section 6.3 or pursuant to any such other procedures as may be agreed by Parent and each such applicable Specified Holder. No Specified Holder shall be entitled to receive an annual report unless such Specified Holder has executed a confidentiality and non-disclosure agreement with Parent or for the benefit of Parent with respect to the contents thereof and which is reasonably satisfactory to Parent.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of the Holders.

(a) Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto with the Rights Agent, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided, that, such amendments do not materially adversely affect the interests of the Holders;

(v) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.11;

(vi) subject to Section 4.3, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent contained herein;

(vii) to evidence the assignment of this Agreement by Parent as provided in Section 4.3; or

(viii) any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Agreement of any such Holder.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof in accordance with Section 6.2 to the Holders, setting forth such amendment.

Section 5.2 Amendments with Consent of the Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. Prior to executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, protections, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

MISCELLANEOUS AND GENERAL

Section 6.1 Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent) and no payments will be required to be made, upon the earlier to occur of (i) the payment by the Rights Agent of the Milestone Payment Amounts required to be paid under the terms of this Agreement in accordance with Section 2.4(a), Section 2.4(b) and Section 2.4(d), and (ii) the expiration of the Milestone Two Period. For the avoidance of doubt (y) the termination of this Agreement will not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned but not paid prior to termination of this Agreement, and in such case the provisions applicable thereto will survive the expiration or termination of this Agreement and (z) notwithstanding anything to the contrary set forth herein, the right of any Holder to receive an applicable Milestone Payment, and all covenants and obligations of Parent and its Affiliates with respect to such Milestone Payment, shall be irrevocably terminated and extinguished if the applicable Milestone is not achieved prior to the expiration of the applicable Milestone Period; provided, that the termination of this Agreement shall not affect or limit the Holders’ right to pursue claims for breach of covenants or other obligations which occurred prior to the expiration of the applicable Milestone Period and, in each case, the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 6.2 Notices to the Rights Agent and Parent. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, or by email transmission (provided, that no “bounce back” or similar message of non- delivery is received with respect thereto), or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to Parent:

Aventis Inc.

55 Corporate Drive

Bridgewater, NJ 088007

Attention:  General Counsel

Email:    [****]

In each case, with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, New York 10153

Attention:  Michael J. Aiello

Sachin Kohli

Email:    michael.aiello@weil.com

sachin.kohli@weil.com

If to Rights Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention:  Compliance Dept.

Email:    [****]

Any Party hereto may by notice delivered in accordance with this Section 6.2 to the other parties hereto designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section will be deemed to constitute consent to the manner or address for service of process in connection with any legal Action, including litigation arising out of or in connection with this Agreement.

Section 6.3 Notice to Holders. Where this Agreement provides for notice to the Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to the other Holders.

Section 6.4 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, the CVRs, and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware (“Delaware Law”), regardless of any Laws that might otherwise govern under applicable principles of conflicts of law thereof, except that the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York, shall apply with respect to any matters relating to the internal affairs of Rights Agent as a New York corporation. The Parties expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of any Party, (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties any Party, (iii) no other jurisdiction has a materially greater interest in the foregoing, and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

(b) Each of the Parties irrevocably agrees that any legal Action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Parties hereby irrevocably submits with respect to any Action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (iii) to the fullest extent permitted by Law, that (x) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, Action or proceeding is improper or (z) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each Party to this Agreement certifies and acknowledges that (i) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such Party has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily, and (iv) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.4(c).

Section 6.5 No Waiver; Remedies Cumulative. No failure or delay by any Party in the exercise of any power, right, privilege or remedy hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 6.6 Entire Agreement; Counterparts. As between Parent and the Holders, this Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. As between Parent and the Rights Agent, this Agreement and any schedule or exhibit attached hereto constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto, it being understood that all Parties hereto need not sign the same counterpart.

Section 6.7 Third-Party Beneficiaries; Action by Acting Holders. Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Acting Holders, who (along with all other Holders) are intended to be third-party beneficiaries hereof. Parent and the Rights Agent further agree that this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Parent, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Parent, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder. Except for the rights of the Rights Agent expressly granted to the Rights Agent herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights; provided, that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 2.4

(solely to the extent that such payment has been finally determined to be due and payable under this Agreement and has not been paid when due); provided, further, that all Holders and the Acting Holders must enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and not the Rights Agent. In any such action, the Acting Holders shall be deemed to represent all Holders. Amounts collected by the Acting Holders in any such suit shall be paid first to reimburse the legal fees and other costs and expenses incurred by the Acting Holders and the balance shall be distributed to all Holders. The Acting Holders, in acting pursuant to this Section 6.7 on behalf of all Holders, shall have no liability to any of the Holders for any such actions. Any Action or proceeding at law or in equity brought by the Acting Holders shall be subject to Section 6.4, the terms of which shall apply to the Acting Holders or such Holder, as applicable, and such Action or proceeding at law or in equity mutatis mutandis.

Section 6.8 Specific Performance. The Parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) Parent or Assignee (as such term is defined below), on the one hand, or the Rights Agent or the Acting Holders, on the other hand, will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to specific performance, or other non-monetary equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) such Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

Section 6.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties hereto will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if an excluded or modified provision materially and adversely affects the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

Section 6.10 Assignment. This Agreement shall not be assignable by any of the Parties (whether by operation of Law or otherwise); provided, however, that (a) Parent may assign this agreement to a Person (each such Person, an “Assignee”) (i) which is a direct or indirect wholly-owned Subsidiary of Ultimate Parent (provided, that Parent remains jointly and severally liable), (ii) with the prior consent of the Acting Holders, whether evidenced in writing or by a vote taken at a meeting of the Holders, or (iii) in connection with a transaction involving an Assignment Transaction conducted in compliance with Section 4.3 and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in accordance with Section 3.4 and Section 3.5.

Section 6.11 Benefits of Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Parent may, in its sole discretion, at any time, offer consideration to any Holder, a group of Holders, or all Holders in exchange for their agreement to irrevocably renounce their rights hereunder.

Section 6.12 Legal Holidays. In the event that a Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

Section 6.13 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

AVENTIS INC.

By:	/s/ Jamie Haney
Name:	Jamie Haney
Title:	Vice President, General Counsel and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Stacy Aqui
Name:	Stacy Aqui
Title:	Vice President & Account Manager

[Signature Page to Contingent Value Rights Agreement]

Annex A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [•] (this “Agreement”), between Aventis Inc., a Pennsylvania corporation (“Assignor”) and [•], a [•] [•] (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Assignor and Continental Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”), are parties to a Contingent Value Rights Agreement dated as of July 15, 2025 (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee of the due and punctual payment of the Milestone Payment(s) that have not been paid to the Holders or expired pursuant to the terms of the CVR Agreement and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment. Effective as of [•] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, the due and punctual payment of the Milestone Payment(s) that have not been paid to the Holders or expired pursuant to the terms of the CVR Agreement and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

2. Assumption. Effective as of the Assignment Date, Assignee hereby assumes the due and punctual payment of the Milestone Payment(s) that have not been paid to the Holders or expired pursuant to the terms of the CVR Agreement and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

A-1

5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

A-2

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

AVENTIS INC.

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title: